UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2018 (January 29, 2018)

RAMCO-GERSHENSON PROPERTIES TRUST
(Exact name of registrant as specified in its Charter)

Maryland	1-10093	13-6908486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31500 Northwestern Highway, Suite 300, Farmington Hills, Michigan	48334
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code         (248) 350-9900

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously announced, Ramco-Gershenson Properties Trust (the “Trust”) is engaged in a search for a Chief Executive Officer to succeed Dennis Gershenson, the current Chief Executive Officer. The Trust is considering John Hendrickson, the Trust's Chief Operating Officer, as well as external candidates.
The employment agreement of Mr. Hendrickson was scheduled to expire on April 30, 2018. The Trust and Mr. Hendrickson have entered into a First Amended and Restated Employment Agreement (the “Amended Agreement”), extending the term of Mr. Hendrickson’s employment to July 30, 2018, in order to allow the Board of Trustees of the Trust additional time to conclude the search process.

The Amended Agreement provides for an annual base salary of at least $463,500, Mr. Hendrickson’s current annual base salary, and for participation in the Trust’s annual bonus plan and in the Trust’s long-term incentive plan in a manner consistent with the way in which Mr. Hendrickson has previously participated in such plans.
If Mr. Hendrickson's employment is terminated due to death or permanent disability, Mr. Hendrickson (or his legal representative or beneficiary) will receive the accrued and unpaid portion of base salary plus one year’s base salary. In addition, any unvested equity awards will immediately vest. Further, any COBRA health benefits will be reimbursed for up to eighteen months. If Mr. Hendrickson's employment is terminated for cause, Mr. Hendrickson will receive the accrued and unpaid portion of his base salary. If Mr. Hendrickson's employment is terminated without cause, if Mr. Hendrickson terminates his employment for good reason (assuming the change of control provisions below do not apply), or if upon the expiration of Mr. Hendrickson's employment term he does not enter into an employment agreement with the Trust containing similar termination benefits, Mr. Hendrickson will receive the accrued and unpaid portion of base salary, a pro rata portion of the annual bonus (to the extent earned, and calculated based on the average award for the prior two years), plus 12 months base salary. In addition, any unvested equity awards will immediate vest. Further, any COBRA health benefits will be reimbursed for up to eighteen months.
If Mr. Hendrickson’s employment is terminated without cause (other than due to death or permanent disability) or he terminates such employment for good reason, in each case within 12 months after a change of control, Mr. Hendrickson will receive the accrued and unpaid portion of base salary and two times the sum of (i) his annual base compensation and (ii) his target annual bonus (each for the calendar year in which the termination occurs), provided that in no event shall such amount plus all other applicable compensation amounts exceed the product of 2.99 times the “base amount”, as defined by Section 280G of the IRC. In addition, any unvested equity awards will immediately vest. Further, any COBRA health benefits will be reimbursed for up to eighteen months.
As used in the Amended Agreement, “Cause” means termination of Mr. Hendrickson's employment upon (i) his conviction of a felony or crime involving moral turpitude, (ii) embezzlement, (iii) misappropriation of Trust property, (iv) his neglect of significant job responsibilities, (v) a material breach of his employment agreement or (vi) his repeated failure to follow specific directions from the Trust’s Chief Executive Officer or Board and, in the case of items (i) through (v), which is not cured within 30 days of notice. As used in the Amended Agreement, “Good Reason” means the occurrence of any of the following, without Mr.  Hendrickson’s prior written consent: (i) any material diminution of his duties, responsibilities or authority, (ii) the passage of 30 days following either (x) Mr. Hendrickson’s withdrawal in writing from consideration to become Chief Executive Officer; or (y) the public announcement of the employment of a new Chief Executive Officer (other than Mr. Hendrickson), (iii) a material diminution in the budget over which he retains authority, (iii) any other action or inaction that constitutes a material breach by the Trust under the Amended Agreement or any other material agreement to which he and the Trust are party or (iv) a material change in the geographic location at which he must perform the services related to his position, provided, in each case, Mr.  Hendrickson’s provides the Trust with written notice of the condition giving rise to Good Reason within 90 days of its occurrence, the Trust fails to correct such condition (other than the condition described in (ii), above) within 30 days of its receipt of notice and Mr. Hendrickson actually terminates his employment within 12 months following the occurrence of such condition.
The Amended Agreement also provides for confidentiality and non-solicitation provisions, the latter for one year after termination of employment.
The forgoing does not constitute a complete summary of the terms of the Amended Agreement and reference is made to the complete form of the Amended Agreement that is attached as Exhibit 10.1 to this report and hereby incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits

(d)        Exhibits.

10.1	First Amended and Restated Employment Agreement, dated January 29, 2018, between Ramco-Gershenson Properties Trust and John Hendrickson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMCO-GERSHENSON PROPERTIES TRUST

Date:	February 2, 2018	by:/s/ GEOFFREY BEDROSIAN
Geoffrey Bedrosian
Executive Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.    Description

10.1	First Amended and Restated Employment Agreement, dated January 29, 2018, between Ramco-Gershenson Properties Trust and John Hendrickson